EXHIBIT 99.1

Contact:	Aaron’s, Inc.	SCR Partners
	Kelly Wall	Jeff Black
	VP Finance, Investor Relations & Treasury	615.760.3679
	678.402.3399	JBlack@scr-ir.com
Kelly.Wall@aarons.com

Aaron’s, Inc. Reports First Quarter 2018 Results

•	Total Revenues $954.8 Million, Up 13%

•	Net Earnings $52.2 Million; Diluted EPS $0.73

•	Non-GAAP Diluted EPS $0.81

•	Progressive Leasing Revenues Up 33%; Invoice Volume Up 31%

•	Improved Outlook for Aaron's Business Comparable Store Revenues

•	Reaffirms Annual Guidance

ATLANTA, April 26, 2018 - Aaron’s, Inc. (NYSE: AAN), a leading omnichannel provider of lease-purchase solutions, today announced financial results for the three months ended March 31, 2018.
“We’re off to a good start for the year,” said John Robinson, Chief Executive Officer. “Revenue grew 13.1% in the first quarter and we continued to invest in new retail partnerships and other initiatives to drive long-term earnings growth. While profitability was lower for the quarter due to increased operating expenses, we are encouraged by the early results we are seeing from our strategic investments and believe we are on track to achieve our 2018 financial objectives for each of our businesses.”

“The Progressive team continued to execute at a high level, exceeding our expectations for invoice volume, revenue and profitability in the quarter,” continued Mr. Robinson. “Strong invoice growth drove a 33% increase in revenue while operating expenses increased, as expected, driven by investments in the business as well as more normalized levels of write-offs and bad debt expense. Given our growth potential with existing retail partners, the strength of our new retail partner pipeline and our level of visibility into the performance of our lease pools, we remain optimistic about Progressive’s ability to drive significant revenue and earnings growth in 2018.”
“The Aaron’s Business achieved lease revenues and lease margins that were better than our expectations and improved versus the year-ago quarter,” said Mr. Robinson. “Additionally, the quarter reflects increased spending to strengthen the Aaron’s Business's long-term competitive position and we remain optimistic about the initiatives underway to grow our omnichannel business.”
“We maintained a conservative capital structure during the quarter, which enabled us to make these strategic investments while returning $20.5 million of capital to shareholders through our dividend and share repurchases,” concluded Mr. Robinson.
Financial Summary
Aaron’s, Inc. (the “Company”) conducts its operations through three primary businesses: 1) Progressive Leasing’s virtual lease-to-own business (“Progressive Leasing”); 2) Aaron’s branded Company-operated and franchised lease-to-own stores, Aarons.com, our e-commerce platform and Woodhaven, the Company’s furniture manufacturing operations (collectively, the “Aaron’s Business”); and 3) Dent-A-Med, Inc. (“DAMI”), our second-look financing business.
For the first quarter of 2018, Company revenues were $954.8 million compared with $844.6 million for the first quarter of 2017. Net earnings were $52.2 million compared with $53.3 million in the prior year period. Diluted earnings per share were $0.73 compared with $0.74 a year ago. The effective tax rate for the three months ended March 31, 2018 was 21.7% compared with 35.5% for the prior year period, primarily due to the lower tax rates provided under the Tax Cuts and Jobs Act of 2017 (the “Tax Act”).

On a non-GAAP basis, net earnings for the first quarter of 2018 were $58.3 million compared with $57.8 million for the same period in 2017, and non-GAAP earnings per share assuming dilution were $0.81 in the first quarter of 2018 compared with $0.80 for the same quarter in 2017.
For the first quarter of 2018, non-GAAP net earnings and non-GAAP diluted earnings per share exclude the effects of amortization expense resulting from our 2014 acquisition of Progressive Leasing and one of the 2017 franchisee acquisitions, restructuring charges for the Aaron’s Business and tax effects related to a Tax Act adjustment. For the first quarter of 2017, non-GAAP earnings results exclude the effects of Progressive Leasing amortization and Aaron’s Business and DAMI restructuring charges.
Adjusted EBITDA for the Company, which excludes the charges and adjustments mentioned above, was $94.1 million for the first quarter of 2018, compared with $109.4 million for the same period in 2017. See “Use of Non-GAAP Financial Information” and the related non-GAAP reconciliation accompanying this press release.
The Company generated $196.6 million in cash from operations during the three months ended March 31, 2018 and ended the first quarter with $189.4 million in cash compared with a cash balance of $51.0 million at the end of 2017. The increase in cash is attributed in part to $77.0 million of federal income tax refunds received in the first quarter, offset by $10.0 million of debt amortization and common stock repurchases. The Company repurchased 391,325 shares of its common stock for $18.4 million during the first quarter of 2018 and has authorization to purchase an additional $481.6 million.
Progressive Leasing Results
Progressive Leasing’s revenues in the first quarter of 2018 increased 32.9% to $486.5 million from $366.1 million in the first quarter of 2017. Active doors increased 10% in the first quarter of 2018 to approximately 20,000. Invoice volume per active door increased 20%. Progressive Leasing had 724,000 customers at March 31, 2018, a 20% increase from March 31, 2017.

Earnings before income taxes for Progressive Leasing were $35.0 million for the three months ended March 31, 2018, compared with $35.8 million for the same period a year ago. EBITDA for the three months ended March 31, 2018 was $46.2 million compared with $48.5 million for the same period of 2017. As a percentage of revenues, EBITDA was 9.5% for the three months ended March 31, 2018 compared with 13.2% for the same period in 2017. The provision for lease merchandise write-offs was 6.1% of revenues in the first quarter of 2018, compared with 4.8% in the same period of 2017. Bad debt expense as a percentage of revenues in the first quarter of 2018 was 9.6% compared with 8.7% in the same period of 2017.

The Aaron’s Business Results
For the first quarter of 2018, total revenues for the Aaron’s Business decreased 2.4% to $458.8 million from $470.2 million in the first quarter of 2017.
Lease revenue and fees for the three months ended March 31, 2018 increased 1.6% compared with the same period in 2017. Non-retail sales, which primarily consist of merchandise sales to the Company’s franchisees, decreased 23.2% for the three months ended March 31, 2018 compared with the same period of the prior year. The decline is attributed primarily to the reduction in non-retail sales resulting from the franchisee acquisitions we completed in fiscal years 2017 and 2018.
Earnings before income taxes for the Aaron’s Business were $33.1 million for the three months ended March 31, 2018, compared with $48.6 million for the same period a year ago. The decrease was primarily due to increased operating expenses related to investments in personnel and business transformation initiatives. Adjusted EBITDA for the three months ended March 31, 2018 was $48.0 million compared with $61.2 million for the same period in 2017. As a percentage of revenue, Adjusted EBITDA was 10.5% for the three months ended March 31, 2018, compared with 13.0% for the same period last year. Write-offs for damaged, lost or unsaleable merchandise were 3.8% of revenues in the first quarter of 2018 compared with 3.5% for the same period last year.
Same store revenues (revenues for Company-operated stores open for the entirety of the first quarter of 2018 and 2017) decreased 4.4% during the first quarter of 2018, compared with the first quarter of 2017. Customer count on a same store basis was down 4.2% during the first quarter of 2018. Company-operated Aaron’s stores had 953,000 customers at March 31, 2018, a 1.7% increase from 2017.
At March 31, 2018, the Aaron’s Business had 1,182 Company-operated stores and 537 franchised stores. During the first quarter of 2018, the Company acquired ten franchised stores, consolidated one Company-operated store and sold two Company-operated stores to a third party. Additionally, one franchised store opened and five franchised stores closed.

DAMI Results
DAMI’s revenues for the three months ended March 31, 2018 were $9.5 million versus $8.2 million for the same period of 2017. DAMI’s loss before income taxes was $1.3 million for the three months ended March 31, 2018, compared with a loss before income taxes of $1.8 million for the same period in 2017. DAMI’s pre-tax, pre-provision loss was $2.1 million for the three months ended March 31, 2018 compared with $1.2 million for the same period a year ago.
Pre-tax, pre-provision loss is a non-GAAP measure that represents loss before income taxes, adjusted so that loan charge-offs and recoveries are recognized in earnings as they occur by excluding the effect on earnings of changes to management’s provision for estimated future loan losses. See “Use of Non-GAAP Financial Information” and the related non-GAAP reconciliation accompanying this press release for more information regarding the calculation of pre-tax, pre-provision loss.

Significant Components of Revenue
Consolidated lease revenues and fees for the three months ended March 31, 2018 increased 17.0% over the same prior year period. Franchise royalties and fees decreased 9.4% in the first quarter of 2018 compared with the same period a year ago. The decrease in franchise royalties and fees was the combined result of decreases in revenues generated by the Company’s franchisees and the lower number of franchised stores. Franchisee revenues totaled $177.0 million in the three months ended March 31, 2018, a decrease of 23.2% from the same period for the prior year. Same store revenues for franchised stores were down 0.8% and same store customer counts were down 4.5% for the first quarter of 2018 compared with the same quarter in 2017. Franchised stores had 390,000 customers at the end of the first quarter of 2018. Revenues and customers of franchisees are not revenues and customers of the Aaron’s Business or the Company. With the exception of the same store metrics, the year-over-year comparisons presented above are not adjusted to reflect the purchase of 120 franchised store locations that are included in the three months ended March 31, 2017 period.
2018 Outlook
Based on year-to-date trends, the Company now expects annual comparable store revenues for the Aaron's Business to be at the favorable end of the previously provided annual range of negative 4% to negative 1%, with positive comparable store revenues growth expected in the fourth quarter of 2018. The Company reaffirms all other elements of the 2018 guidance it provided in its February 15, 2018 press release.
Conference Call and Webcast
The Company will hold a conference call to discuss its quarterly results on Thursday, April 26, 2018, at 8:30 a.m. Eastern Time. The public is invited to listen to the conference call by webcast accessible through the Company’s Investor Relations website, investor.aarons.com. The webcast will be archived for playback at that same site.

About Aaron’s, Inc.
Headquartered in Atlanta, Aaron’s, Inc. (NYSE: AAN), is a leading omnichannel provider of lease-purchase solutions. Progressive Leasing, a virtual lease-to-own company, provides lease-purchase solutions through approximately 27,000 retail locations in 46 states. In addition, the Aaron’s Business engages in the sales and lease ownership and specialty retailing of furniture, consumer electronics, home appliances and accessories through its 1,719 Company-operated and franchised stores in 47 states and Canada, as well as its e-commerce platform, Aarons.com. Dent-A-Med, Inc., d/b/a the HELPcard®, provides a variety of second-look credit products that are originated through federally insured banks. For more information, visit investor.aarons.com, Aarons.com, ProgLeasing.com, and HELPcard.com.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements generally can be identified by the use of forward-looking terminology, such as “believe,” “guidance,” “outlook,” “expect,” “will,” “expectations,” and “trends” and similar terminology. These risks and uncertainties include factors such as changes in general economic conditions, competition, pricing, legal and regulatory proceedings, customer privacy, information security, customer demand, the execution and results of our strategy and expense reduction and store closure and consolidation initiatives (including the risk that the costs associated with these initiatives exceeds expectations), risks related to our recent franchisee acquisitions, including the risk that the financial performance from those acquisitions does not meet expectations, the business performance of our franchisees and our relationships with our franchisees; risks related to Progressive Leasing’s “virtual” lease-to-own business, the outcome of Progressive Leasing’s pilot or test programs with various retailers and the results of Progressive Leasing’s efforts to expand its relationships with existing retailer partners and establish new partnerships with additional retailers, increases in lease merchandise write-offs and bad debt expense associated with Progressive Leasing’s growth in doors and customers, and the other risks and uncertainties discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017. Statements in this release that are “forward-looking” include without limitation statements regarding: our expectations regarding our initiatives to drive innovation and improve our customers’ experiences at both the Aaron’s Business and Progressive Leasing; our financial objectives; acceleration of revenue and earnings growth due to our investments in the Aaron’s Business and Progressive Leasing; whether those investments will strengthen our long-term competitive position; our ability to invest in our operations and in opportunities to promote growth; returning capital to our shareholders; the performance of the Progressive lease portfolio and expectations regarding innovation initiatives at Progressive, including further enhancements to its decisioning process; the outcome of the transformation initiatives for the Aaron’s Business; the Company’s capital strategy; the Company’s projected results and the 2018 Guidance for the Company on a consolidated basis, and for Progressive Leasing, the Aaron’s Business and DAMI, individually. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances after the date of this press release.

Aaron’s, Inc. and Subsidiaries
Consolidated Statements of Earnings
(In thousands, except per share amounts)

	(Unaudited) Three Months Ended
	March 31,
	2018	2017
Revenues:
Lease Revenues and Fees	$870,067	$743,622
Retail Sales	8,516	8,778
Non-Retail Sales	53,230	69,327
Franchise Royalties and Fees	12,862	14,201
Interest and Fees on Loans Receivable	9,542	8,201
Other	592	425
Total	$954,809	$844,554

Costs and Expenses:
Depreciation of Lease Merchandise	440,008	361,998
Retail Cost of Sales	5,662	5,391
Non-Retail Cost of Sales	48,020	62,085
Operating Expenses	390,232	328,825
Restructuring Expenses	906	327
Other Operating Income, Net	(83)	(561)
Total	$884,745	$758,065

Operating Profit	70,064	86,489
Interest Income	202	974
Interest Expense	(4,326)	(5,815)
Other Non-Operating Income, Net	812	975
Earnings Before Income Tax Expense	$66,752	$82,623

Income Tax Expense	14,506	29,323
Net Earnings	$52,246	$53,300

Earnings Per Share	$0.75	$0.75
Earnings Per Share Assuming Dilution	$0.73	$0.74

Weighted Average Shares Outstanding	70,105	71,318
Weighted Average Shares Outstanding Assuming Dilution	72,018	72,386

Selected Balance Sheet Data
(In thousands)

	(Unaudited)
	March 31, 2018	December 31, 2017

Cash and Cash Equivalents	$189,410	$51,037
Investments	20,466	20,385
Accounts Receivable, Net	81,433	99,887
Lease Merchandise, Net	1,132,096	1,152,135
Loans Receivable, Net	81,770	86,112
Property, Plant and Equipment, Net	207,415	207,687
Other Assets, Net	1,006,419	1,075,021

Total Assets	$2,719,009	$2,692,264

Debt	358,519	368,798

Total Liabilities	962,817	964,260
Shareholders’ Equity	1,756,192	1,728,004

Total Liabilities and Shareholders' Equity	$2,719,009	$2,692,264

Selected Cash Flow Data
(In thousands)

	(Unaudited) Three Months Ended
	March 31,
	2018	2017

Cash Provided by Operating Activities	$196,576	$104,179
Cash Used in Investing Activities	(17,950)	(10,682)
Cash Used in Financing Activities	(40,245)	(53,587)
Effect of Exchange Rate Changes on Cash & Cash Equivalents	(8)	19
Increase in Cash and Cash Equivalents	138,373	39,929
Cash and Cash Equivalents at Beginning of Period	51,037	308,561
Cash and Cash Equivalents at End of Period	$189,410	$348,490

Aaron’s, Inc. and Subsidiaries
Quarterly Revenues by Segment
(In thousands)

	(Unaudited)
	Three Months Ended
	March 31, 2018
	Progressive Leasing	The Aaron’s Business	DAMI	Consolidated Total
Lease Revenues and Fees	$486,517	$383,550	$—	$870,067
Retail Sales	—	8,516	—	8,516
Non-Retail Sales	—	53,230	—	53,230
Franchise Royalties and Fees	—	12,862	—	12,862
Interest and Fees on Loans Receivable	—	—	9,542	9,542
Other	—	592	—	592
	$486,517	$458,750	$9,542	$954,809

	(Unaudited)
	Three Months Ended
	March 31, 2017
	Progressive Leasing	The Aaron’s Business	DAMI	Consolidated Total
Lease Revenues and Fees	$366,115	$377,507	$—	$743,622
Retail Sales	—	8,778	—	8,778
Non-Retail Sales	—	69,327	—	69,327
Franchise Royalties and Fees	—	14,201	—	14,201
Interest and Fees on Loans Receivable	—	—	8,201	8,201
Other	—	425	—	425
	$366,115	$470,238	$8,201	$844,554

Use of Non-GAAP Financial Information:
Non-GAAP net earnings, non-GAAP diluted earnings per share, EBITDA and Adjusted EBITDA are supplemental measures of our performance that are not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”). Non-GAAP net earnings and non-GAAP diluted earnings per share for the first quarter of 2018 each exclude $5.4 million in Progressive Leasing-related intangible amortization expense, $1.2 million in amortization expense resulting from one of the 2017 franchisee acquisitions, $0.9 million in restructuring charges and $0.2 million in tax effects related to a Tax Act adjustment. Non-GAAP net earnings and non-GAAP diluted earnings per share for the first quarter of 2017 exclude $6.6 million in Progressive Leasing-related intangible amortization expense and $0.3 million in restructuring charges.
The EBITDA and Adjusted EBITDA figures presented in this press release are calculated as the Company’s earnings before interest expense, depreciation on property, plant and equipment, amortization of intangible assets and income taxes. Adjusted EBITDA also excludes the other adjustments described in the calculation of non-GAAP net earnings above.
Management believes that non-GAAP net earnings, non-GAAP diluted earnings per share, EBITDA and Adjusted EBITDA provide relevant and useful information, and are widely used by analysts, investors and competitors in our industry as well as by our management in assessing both consolidated and business unit performance.
Non-GAAP net earnings and non-GAAP diluted earnings provides management and investors with an understanding of the results from the primary operations of our business by excluding the effects of certain items that generally arose from larger, one-time transactions that are not reflective of the ordinary earnings activity of our operations. This measure may be useful to an investor in evaluating the underlying operating performance of our business.
EBITDA and Adjusted EBITDA also provides management and investors with an understanding of one aspect of earnings before the impact of investing and financing charges and income taxes. These measures may be useful to an investor in evaluating our operating performance and liquidity because the measures:

•
Are widely used by investors to measure a company’s operating performance without regard to items excluded from the calculation of such measure, which can vary substantially from company to company depending upon accounting methods, book value of assets, capital structure and the method by which assets were acquired, among other factors.

•	Are a financial measurement that is used by rating agencies, lenders and other parties to evaluate our creditworthiness.

•	Are used by our management for various purposes, including as a measure of performance of our operating entities and as a basis for strategic planning and forecasting.

Finally, this press release presents pre-tax, pre-provision loss for DAMI, which is also a supplemental measure not calculated in accordance with GAAP. Management believes this measure is useful because it gives management and investors an additional, supplemental metric to assess DAMI’s underlying operational performance for the period. Due to the growth of our originated credit card loan portfolio after our October 2015 acquisition of DAMI, we believe pre-provision, pre-tax loss helps investors to assess DAMI’s operating performance until such time as the credit card portfolio reaches levels which management believes will be normal and recurring. Management uses this measure as one of its bases for strategic planning and forecasting for DAMI. Our use of pre-provision, pre-tax loss may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate these measures in the same manner.
Non-GAAP financial measures, however, should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP, such as the Company’s GAAP basis net earnings and diluted earnings per share and the GAAP earnings before income taxes of the Company’s segments, which are also presented in the press release. Further, we caution investors that amounts presented in accordance with our definitions of non-GAAP net earnings, non-GAAP diluted earnings per share, EBITDA, Adjusted EBITDA and pre-tax, pre-provision loss may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate these measures in the same manner.

Reconciliation of Net Earnings and Earnings Per Share Assuming Dilution to Non-GAAP
Net Earnings and Earnings Per Share Assuming Dilution
(In thousands, except per share)

	(Unaudited) Three Months Ended
	March 31,
	2018	2017
Net Earnings	$52,246	$53,300
Add Progressive Leasing-Related Intangible Amortization Expense (1)(2)	4,243	4,249
Add Franchisee-Related Intangible Amortization Expense(3)	953	—
Add Restructuring (4)(5)	709	211
Add Tax Act Adjustment	193	—
Non-GAAP Net Earnings	$58,344	$57,760

Earnings Per Share Assuming Dilution	$0.73	$0.74
Add Progressive Leasing-Related Intangible Amortization Expense (1)(2)	0.06	0.06
Add Franchisee-Related Intangible Amortization Expense(3)	0.01	—
Add Restructuring (4)(5)	0.01	—
Add Tax Act Adjustment	—	—
Non-GAAP Earnings Per Share Assuming Dilution	$0.81	$0.80

Weighted Average Shares Outstanding Assuming Dilution	72,018	72,386

(1)	Net of taxes of $1,178 for the three months ended March 31, 2018 calculated using the estimated tax rate of 21.73% for the three months ended March 31, 2018.

(2)	Net of taxes of $2,338 for the three months ended March 31, 2017 calculated using the effective tax rate for the respective periods.

(3)	Net of taxes of $264 for the three months ended March 31, 2018 calculated using the estimated tax rate of 21.73% for the three months ended March 31, 2018.

(4)	Net of taxes of $197 for the three months ended March 31, 2018 calculated using the estimated tax rate of 21.73% for the three months ended March 31, 2018.

(5)	Net of taxes of $116 for the three months ended March 31, 2017 calculated using the effective tax rate for the respective periods.

DAMI Pre-tax, Pre-provision Loss
(In thousands)

	(Unaudited) Three Months Ended
	March 31,
	2018	2017
Loss Before Income Taxes	$(1,306)	$(1,765)
Adjustment to (Decrease) Increase Allowance for Loan Losses During Period	(755)	591
Pre-tax, Pre-provision Loss	$(2,061)	$(1,174)

Aaron’s, Inc. and Subsidiaries
Non-GAAP Financial Information
Quarterly Segment EBITDA
(In thousands)

	(Unaudited)
	Three Months Ended
	March 31, 2018
	Progressive Leasing	The Aaron’s Business	DAMI	Consolidated Total
Net Earnings	—	—	—	$52,246
Income Taxes[1]	—	—	—	14,506
Earnings (Loss) Before Income Taxes	34,979	33,079	(1,306)	66,752
Interest Expense	4,375	(823)	774	4,326
Depreciation	1,468	13,086	242	14,796
Amortization	5,421	1,753	145	7,319
EBITDA	$46,243	$47,095	$(145)	$93,193
Restructuring Expenses	—	906	—	906
Adjusted EBITDA	$46,243	$48,001	$(145)	$94,099

	(Unaudited)
	Three Months Ended
	March 31, 2017
	Progressive Leasing	The Aaron’s Business	DAMI	Consolidated Total
Net Earnings	—	—	—	$53,300
Income Taxes[1]	—	—	—	29,323
Earnings (Loss) Before Income Taxes	35,758	48,630	(1,765)	82,623
Interest Expense	4,763	(70)	1,122	5,815
Depreciation	1,393	11,877	143	13,413
Amortization	6,587	495	145	7,227
EBITDA	$48,501	$60,932	$(355)	$109,078
Restructuring Expenses	—	237	90	327
Adjusted EBITDA	$48,501	$61,169	$(265)	$109,405
(1)Taxes are calculated on a consolidated basis and are not identifiable by company divisions.